SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

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                         ICN Pharmaceuticals, Inc.
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Following is additional material posted on the "2002 Annual Meeting"
section of ICN Pharmaceuticals, Inc.'s website, www.icnpharm.com, on April 30, 2002.

April 30, 2002

Dear Shareholder:

This is a critical time in the history of your company. By now, most of you are aware that we are in the midst of a proxy contest that we believe is neither productive nor beneficial to the interests of ICN shareholders. In spite of our best efforts to avoid this wasteful use of resources, two shareholders have chosen to oppose your board's independent nominating process and proposed directors for election to the board that are not the most qualified to serve your interests.

The nominating committee of the board reviewed all of the candidates for election to this year's board of directors, including a slate of candidates proposed by the minority opposition shareholders. Following the nominating committee's review, the board unanimously determined that it would be in the best interests of ICN to nominate the following directors: Senator Birch Bayh, Abraham (Barry) Cohen, and Richard Koppes.

Shareholders are advised that Mr. Koppes has stated, as set forth in his two letters reproduced in full in ICN's proxy statement, that he presently intends to solicit proxies on behalf of the Dissident Stockholders' other two candidates, Messrs. O'Leary and Thurman, as well as himself and to campaign against ICN's other two candidates, Senator Bayh and Mr. Cohen. Accordingly, Mr. Koppes' inclusion on ICN's proxy card and in ICN's proxy materials should not be taken as implying in any way that he is supporting or soliciting shareholders to vote for the Board's other two candidates, Senator Bayh or Mr. Cohen.

In spite of all the noise generated by the opposition shareholders, we believe that the most important issue in this proxy campaign should be performance. ICN has consistently delivered on its performance objectives.

We have just completed one of the most successful years in ICN history, with record performance in a number of categories, including revenues and operating income. And, more importantly, in spite of a difficult market, we have made measurable steps forward in the completion of our restructuring, including the successful completion of an IPO for a 20 percent interest in Ribapharm.

It is the management team and board of ICN that are responsible for this strong performance and the successful steps in the restructuring, and no one else. Your board and management have done exactly what we said we would do, and achieved real results that are better than expected in spite of the difficult economy.

We expect to send you our proxy materials in the near future. We believe it is in your best interests to refrain from voting until you have received our materials and had the opportunity to carefully review them. Your Board of Directors urges you NOT to sign any White proxy sent to you by the two opposition shareholders.

We strongly urge you to consider your decision carefully this proxy season. We believe there is substantial risk in deviating from the company's recommended candidates at this critical juncture. The record is clear: your management and board have consistently delivered record results for shareholders and delivered on its promises. We hope to earn your support in the weeks and years ahead.


Sincerely,

Milan Panic
Chairman and Chief Executive Officer


ICN has filed a preliminary proxy statement relating to ICN's 2002 annual meeting of stockholders with the Securities and Exchange Commission on April 29, 2002 and will file with the SEC and forward to ICN stockholders a definitive proxy statement. ICN stockholders are strongly advised to read the definitive proxy statement when it becomes available, as it will contain important information. Stockholders may obtain the preliminary proxy statement and will be able to obtain the definitive proxy statement, when available, and any amendments to the proxy statement and other documents filed by ICN with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. In addition, ICN will mail the definitive proxy statement to each stockholder of record on April 9, 2002. ICN will also make additional copies of the definitive proxy statement and any amendments to the definitive proxy statement available for free to ICN's stockholders. Please direct your request for the definitive proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3013.

ICN, its executive officers and directors and director nominees may be deemed to be participants in the solicitation of proxies for ICN's 2002 annual meeting of stockholders. Information regarding these participants is contained in the preliminary proxy statement filed with the SEC on April 29, 2002.


*               *               *               *               *

MILAN PANIC

Milan Panic is Chairman of the Board and Chief Executive Officer of ICN Pharmaceuticals, Inc., a global health care company headquartered in Costa Mesa, California and Moscow, Russia. Mr. Panic founded ICN with $200 in 1960 after defecting from his native Yugoslavia. Today, ICN is listed on the New York Stock Exchange and has sales approaching $1 billion.

Mr. Panic was born in Belgrade in 1929. In 1956, Mr. Panic and his family immigrated to the United States. He arrived in New York with his wife and two small children, two suitcases and $20. Having studied chemistry at the University of Belgrade and Heidelberg University, he worked as a research assistant in the Department of Chemistry at the University of Southern California (1957-1959). Shortly thereafter, he founded ICN.

It was the dawn of the biological revolution. The Company's first product was commercialized DNA, the forerunner of a series of potentially new therapeutic molecules based on nucleic acid research. One of the early successes of this work was the approval of the company's flagship drug, Virazole (ribavirin), which has been used to treat more than five million people worldwide for a range of indications, including infants hospitalized with severe respiratory infections caused by respiratory syncytial virus
(RSV). Most recently, it was approved as a part of a breakthrough combination therapy for hepatitis C.

With the fall of communism, Mr. Panic has become a leader in the privatization movement in Eastern Europe. ICN's venture with Galenika Pharmaceutical Company in 1991 was the largest privatization of industry in Yugoslavia's history. In a gesture that typically combined altruism with a sound understanding of human nature, he turned the 5,300 Galenika Yugoslav employees into capitalists and owners of the company. They were given 1.2 million shares of stock (worth $30 million) in ICN's then publicly owned subsidiary, SPI Pharmaceuticals. It was the first time Eastern European workers held shares in a company listed on a major worldwide stock exchange.

In 1993, ICN acquired Octyabr which was founded by Peter the Great and remains the oldest pharmaceutical company in Russia. Again, workers under the communist system received an instant infusion of democracy and capitalism; a program of privatization through stock ownership by the workers.

Successful operational expansion in the emerging markets of Eastern and Central Europe has extended ICN's family which now includes five companies and a major distribution center in Russia, European headquarters in Moscow, and facilities in Yugoslavia, Poland, Hungary, the Czech Republic, and Macedonia.

An American citizen since 1963, Mr. Panic received special permission from the President of the United States to serve as Prime Minister of Yugoslavia from 1992-1993. During his tenure, Mr. Panic became a symbol of hope and freedom throughout Yugoslavia. As Prime Minister, he became a major figure on the world stage with his pivotal participation in the London Conference on Yugoslavia in August 1992, his address to the United Nations General Assembly (the "Speech of Peace") the following month and his appearance before the Parliament of the European Union in Brussels.

Mr. Panic gained worldwide respect and admiration both for his commonsense approach to the complex problems and competing interests in that region and for his untiring efforts to bring peace to his native country. He also initiated a vigorous program of personal diplomacy and traveled to meet more than 100 world leaders - including French President Francois Mitterand, Spanish Prime Minister Felipe Gonzales, British Prime Minister John Major, German Chancellor Helmut Kohl, Chinese Premier Li Peng and General Secretary of the United Nations, Boutros Boutros Ghali - within his first several weeks in office.

In December 1992, The Wall Street Journal named him one of the "Europeans of the Year", placing him in select company that included Queen Elizabeth II, British Prime Minister John Major, and Russian economic reformer Yegor Gaidar.

In 1994, Prime Minister Vaclav Klaus called on Mr. Panic for advice on the continuing economic reform and democratic transformation of the Czech Republic. In succeeding years, in his quest to bring economic stability to Eastern Europe, he also met with the Presidents of Albania and Romania.

During and subsequent to his tenure as Prime Minister, Mr. Panic received extensive television and press coverage for his outspoken views for achieving peace through economic cooperation and development, including: over 25,000 articles in international papers, journals, and magazines; news interviews on all major global TV networks (CBS, NBC, ABC, CNN, BBC, ANTENNE, TV Beijing, Sky News, TVS (Spain) ZDF, RAI, etc.); and, numerous guest appearances on talk shows (e.g., Larry King Live, This Week in Review, Good Morning America, Charlie Rose, and Prime Time Live).

Mr. Panic has also addressed numerous international forums, world organizations and government bodies both domestically and internationally, including The Foreign Affairs Council (New York), The World Affairs Council (Los Angeles, San Francisco, Orange County, Philadelphia), The Institute of International Sociology (Gorizia, Italy) and The United Nations Industrial Development Organization (Vienna, Austria).

His early years under totalitarianism and his role in fighting fascism made Mr. Panic a strong champion of fundamental American values. On October 17, 1986, he was awarded the Congressionally sponsored "Ellis Island Medal of Honor" by the Statue of Liberty-Ellis Island Foundation. This award recognizes Mr. Panic's "distinguished service to humanity" as well as the contributions, which immigrants have made to the United States. In 1985, he was appointed to the Board of Directors of the Freedoms Foundation at Valley Forge. As part of his commitment to the fundamental principles of democracy, Mr. Panic underwrote a "Bill of Responsibilities" monument, which stands today at the Foundation's campus in Valley Forge, Pennsylvania.

Mr. Panic makes major philanthropic contributions to various universities, research programs, museums, political causes and charities.

ADAM JERNEY

Adam Jerney is President and Chief Operating Officer of ICN. He was appointed President in 1997 and has been COO since 1980. Mr. Jerney also served as President and Chief Executive Officer of ICN from July 1992 to March 1993 while Milan Panic served as Prime Minister of Yugoslavia.

Born in Budapest, Hungary, during World War II, Mr. Jerney escaped to Austria after the revolution in 1956. He graduated in biochemistry from the University of Geneva, Switzerland, where he also conducted postgraduate research in endocrinology with a scholarship from the United Nations. Later, he studied business administration and marketing in Geneva and Paris.

Mr. Jerney joined ICN in Europe in 1973 after reading an article in Fortune magazine about ICN's revolutionary research projects and expansion plans. Prior to that, he had held positions of increasing responsibility at Hoffmann-LaRoche, the Swiss pharmaceutical company. Before leaving Hoffmann-LaRoche, he served as Director of Worldwide Product Management in the company's corporate headquarters in Basel, Switzerland.

In 1981, Mr. Jerney and his family moved to the United States, where he was promoted to manage worldwide operations for ICN. He is an international businessman who is conversant in five languages.

Mr. Jerney is on the Board of Directors of the National Conference for Community and Justice and active in the World Affairs Council of Orange County.

Mr. Jerney has been a member of the ICN Board of Directors since 1992.

SENATOR BIRCH E. BAYH, ESQ

Birch Bayh has had a distinguished political career, as United States Senator from Indiana from 1963 to 1981. His public service began at age 26 with his 1954 election to the Indiana House of Representatives, where he served as Speaker and Minority Leader. Senator Bayh is also a former candidate for President of the United States.

Senator Bayh has been a partner in the Washington, D.C. law firm of Venable, Baetjer, Howard and Civiletti, LLP since May 2001. He was previously a senior partner in the law firm of Oppenheimer, Wolff, Donnelly & Bayh LLP in Washington D.C.

Senator Bayh's civic involvements are varied and extensive. He was the Chairman of the National Institute Against Prejudice and Violence; Co-chairman of the University of Virginia's Commission on Presidential Disability and the Twenty-Fifth Amendment; and Chairman of the AMTRAK Labor/Management Productivity Council. He is currently a member of the J. William Fulbright Foreign Scholarship Board.

Senator Bayh also serves on the Board of Simon Debartolo Group of Indianapolis, Indiana.

Senator Bayh has a Bachelor's degree in agriculture from Purdue University and a J.D. from Indiana University School of Law.

Senator Bayh has served on the Boards of ICN-affiliated companies since
1984.

ABRAHAM E. COHEN

Abraham E. Cohen is the retired Senior Vice President of Merck & Co. and President of the Merck Sharp & Dohme International Division (MSDI). He joined MSDI in 1957 and served in various capacities. He became the First Managing Director for Pakistan in 1962 and Regional Director for South Asia in 1964. He became Regional Director for Northern Europe in 1967 and was elected MSDI's Vice President for Europe in 1969.

Mr. Cohen was elected Executive Vice President of MSDI's headquarters division in Rahway, New Jersey in 1974 and became President of the division in 1977. He was named to serve concurrently as a corporate Senior Vice President in 1982.

JEAN-FRANCOIS KURZ

Jean-Francois Kurz is Chairman of the Board of Directors of Banque Pasche SA, Geneva, a Swiss bank established in 1885. From 1969 to 1988, he was the Chief Executive Officer of Banque Gutzwiller, Kurz, Bungener S.A. in Geneva, Switzerland. He originated this bank and developed its principal areas of activity: portfolio management and international financings. He was also the Founder and President of the oldest independent syndicate for Swiss franc bond issues for foreign borrowers.

Mr. Kurz also served as General Manager of TDB American Express Bank of Geneva. In addition, Mr. Kurz is a director and advisor of several companies and banks in Europe and overseas.

In addition to his work in the private sector, Mr. Kurz has been active in the public sector. For the past 14 years, he has served as Mayor of his home village, Trelex Vaud, Switzerland. He is also a Member of Parliament of the Canton of Vaud.

Mr. Kurz is Chairman of the largest association in the French district of Switzerland for the protection of animals. He also serves as Chairman of the well-known football clubs, Lausanne-Sports and Stade Nyonnais.

Mr. Kurz is a graduate of Lyceum Alpinum Zuoz, Switzerland, where today he is a member of the Board of Directors.

Mr. Kurz has served on the Boards of ICN-affiliated companies since 1989.

STEPHEN D. MOSES

Stephen D. Moses is Chairman of the Board of Stephen Moses Interests. Formerly, he was Chairman of National Investment Development Corporation and Brentwood Bank, both in Los Angeles, California. Mr. Moses was President and General Manager of Boise Cascade Home and Land Corporation (1967-1971) and Flagg Communities, Inc. and General Partner of California Capital, a venture capital fund. He served as an advisor to President Johnson's Commission on Urban Housing and was a member of the Task Force on Low Income Housing convened by President Nixon. He was consultant to the Housing Subcommittee of the Committee on Banking and Currency of the U.S. House of Representatives.

For nearly 20 years, Mr. Moses has been involved in acquisition, ownership, asset management and property management for over 30,000 dwelling units in some 38 states, including Puerto Rico and the Virgin Islands. Mr. Moses was an advisor to the government of Yugoslavia on privatization of the housing market.

Mr. Moses currently serves on the Board of the Overseers of the Hebrew Union College, Board of Trustees of the UCLA Foundation and Franklin & Marshall College, Board of the California State University Institute and the Board of the Hearst Monument Foundation. Mr. Moses previously held seats on the following Boards: the Governors of Hebrew Union College, the Directors of the UCLA Foundation and the Trustees of Pitzer College. In 1980, Mr. Moses was named Housing Man of the Year by the National Housing Conference. In 1983, he received the Civic Achievement Award of the American Jewish Committee. Mr. Moses and his wife were honored as "Couple of the Year" by the Big Sisters of Los Angeles.

Mr. Moses is a cum laude graduate of Harvard Law School.

Mr. Moses has served on the Boards of ICN-affiliated companies since 1988.

NORMAN BARKER, JR

Norman Baker, Jr. is retired as the Chief Executive Officer and Chairman of the Board of the First Interstate Bank of California. He is former Vice Chairman of the Board of First Interstate Bancorp. Mr. Barker served as CEO of First Interstate of California from 1971 to 1985 and as Chairman of the Board from 1973 to 1985. Mr. Barker served on numerous other corporate boards, including the Automobile Club of California, Pacific Telesis and Southern California Edison Company. He has also been Director of the Los Angeles County Museum of Art and of the Los Angeles Music Center, as well as Chairman of the Board of United Way, Los Angeles.

In addition to serving as President of the California Bankers Association, Mr. Barker is Chairman of the Boards of Pacific American Income Shares, Inc. and Fidelity Federal Bank. He is a Board Member of American Health Properties, Inc. and TCW Convertible Securities Fund, Inc. Additionally, Mr. Barker is a Life Trustee of the University of Chicago and Trustee Emeritus of Occidental College. Mr. Barker earned his Bachelor's in Economics and a Master's in Business Administration from the University of Chicago. Mr. Barker has served on the Boards of ICN-affiliated companies since 1988.

ROSEMARY TOMICH

Miss Tomich has been the owner of both the Hope Cattle Company since 1958 and the A.S. Tomich Construction Company since 1970. She is also Chairman of the Board of Directors and Chief Executive Officer of Livestock Clearing, Inc. and was a founding director of the Palm Springs Savings Bank.

Miss Tomich is also a member of the Advisory Board of the University of Southern California School of Business Administration and on the UCLA Foundation Board of Councilors. She has been a member of the Board of Directors of Occidental Petroleum since 1980.

EDWARD A. BURKHARDT

Mr. Burkhardt has been the President of Rail World Inc., a railway management consulting and investment corporation specializing in privatizations, since August 1999. From 1987 though August 1999, Mr. Burkhardt held a number of positions with Wisconsin Central Transportation Corporation, including Chairman, President and Chief Executive Officer. Wisconsin Central Transportation Corporation is a holding company, which operates a regional North American rail system in Wisconsin, Michigan, Illinois, Minnesota and Ontario. Wisconsin Central Transportation Corporation also owns minority interests in, and participates in the management of, rail operations in the United Kingdom and Australia, as well as ferry and rail operations in New Zealand.

GENERAL RONALD R. FOGLEMAN

Mr. Fogleman has been the President and Chief Executive Officer of Durango Aerospace, Inc., an international aviation consulting services company, since 1998. Prior to joining Durango Aerospace, General Fogleman, who retired from the United States Air Force in September 1997, served as Chief of Staff of the United States Air Force from 1994 until 1997 and as Commander-in-Chief of the United States Transportation Command from 1992 until 1994.

General Fogleman currently serves on the Board of Directors of North American Airlines, a feeder airline for El Al; Rolls Royce of North America; the International Airline Support Group, Inc.; Mesa Air Group, Inc.; and World Airways, Inc.

STEVEN J. LEE

Mr. Lee has been Chairman and Chief Executive Officer of PolyMedica Corporation since June 1996. From 1990 to 1996, he was President and Chief Executive Officer of PolyMedica. PolyMedica is a national medical products and services company. Through its Liberty Medical Supply subsidiary, it is the largest value-added provider of diabetic supplies to Medicare-eligible seniors. Mr. Lee is also a director of Kensey Nash Corporation.

RODERICK HILLS

Roderick Hills was Chairman of the Securities & Exchange Commission from 1975-77 and before that was White House Counsel to President Gerald Ford. In 1962, he was a founding partner of the Los Angeles law firm Munger & Hills, now known as Munger, Tolles and Olson, and is now a partner in the Washington D.C. firm Hills & Stern.

Mr. Hills has served on the board of several public companies, and is presently on the boards and serves as Chairman of audit committees of Chiquita Brands International, Inc. and Orbital Sciences Corporation.